Exhibit 10.22

January 14, 2003

SEI Investments Canada Company

70 York Street

Suite 1600

Toronto, Ontario MSJ 189

Attention: Mr George Butcher

Dear Sirs:

Royal Bank of Canada (the “Bank”) is pleased to offer to SEI Investments Canada Company (the “Borrower”) the following facility (the “Credit Facility”), subject to the following terms and conditions.

1. DEFINITIONS:

The definitions attached hereto in Schedule “A” are incorporated in this agreement by reference as if set out in full herein (collectively this agreement and all schedules attached hereto, as amended from time to time, are referred to as the “Agreement”). Unless otherwise provided, all accounting terms used herein shall be interpreted in accordance with GAAP.

2. AMOUNT:

The amount available under the Credit Facility shall not exceed $2,000,000 Canadian dollars or the Equivalent Amount in US dollars.

3. CREDIT FACILITY:

The Credit Facility is available by way of overdrafts in Canadian Dollars or US Dollar equivalent.

Each use of the Credit Facility is referred to as a “Borrowing”. The face amount of each Borrowing outstanding shall be used to determine the amount of Borrowings outstanding under the Credit Facility at any time.

4. PURPOSE:

The Borrower shall use the Credit Facility to finance short-term, temporary operating requirements.

5. AVAILABILITY:

Borrowings under the Credit Facility are available on any Business Day through the Branch of Account, subject to the otter terms and conditions of this Agreement and the following:

The Borrower may borrow, repay and re-borrow under the Credit Facility at any time, unless otherwise provided. The Credit Facility Amount is available at the sole discretion of the Bank and the Bank may, at any time and from time to time without notice, cancel any undrawn portion of the Credit Facility Amount.

6. INTEREST RATES:

The following rates shall apply to the Credit Facility:

(a)	Canadian Dollar Borrowings - Royal Bank Prime (“RBP”)

(b)	US Dollar Borrowings - Royal Bank US Base Rate (“RBUSBR”)

7. CALCULATION AND PAYMENT OF INTEREST:

On each borrowing by way of overdraft the Borrower shall pay Interest in the currency of the Borrowing monthly in arrears on the 1st day of each month.

Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. Any change in the annual RBP or RBUSBR rates shall be effective as of the opening of business on the day such change takes place.

8. TIME AND PLACE OF PAYMENT:

Payments of principal, interest, fees and all other amounts payable by the Borrower pursuant to this Agreement shall be paid at the Branch of Account. Each payment under this Agreement shall be made for value on the day such payment is due, provided that if any such day is not a Business Day such payment shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day and all interest and other fees shall continue to secure until payment. Interest and fees payable under this Agreement are payable both before and after any or all of default, demand and judgment.

9. OVERDUE PAYMENTS:

Any amount of overdue hereunder in Canadian Dollars shall bear interest, payable on demand, at RBP + 1% per annum. Any amount overdue hereunder in US Dollars shall bear interest, payable on demand, at RBUSBR+1% per annum.

10. REPAYMENT OF CREDIT FACILITY:

All Borrowings shall be due and payable on demand by the Bank. Upon such demand, the Bank shall have no obligation to honour any cheques or other orders for payment, and the Borrower shall immediately pay all amounts outstanding under the Credit Facility.

11. EVIDENCE OF INDEBTEDNESS:

The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts owing to the Bank.

The Bank’s amounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtness of the Borrower to the Bank.

The Borrower authorizes and directs the Bank to automatically debit any bank account of the Borrower for all amounts payable by the Borrower to the Bank including, without limitation, the repayment of all amounts due under this Agreement and all charges for the keeping of such bank account.

12. CONDITIONS PRECEDENT TO DISBURSEMENT:

The obligation of the Bank to make available the initial Borrowing is subject to and conditional upon the receipt, in form and substance satisfactory to the Bank, of:

(a)	a duly executed copy of this Agreement;

(b)	an incumbency certificate of the Borrower setting forth specimen signatures of the individuals authorized to execute this Agreement as of the date of execution hereof;

(c)	a certified copy of the constructing documents and by-laws of the Borrower;

(d)	a certified copy of the resolution of the sole shareholder of the Borrower relating to the Borrower’s authority to execute, deliver and perform its obligations under this Agreement and the manner in which and by whom such an agreement is to be executed and delivered;

(e)	a duly executed copy of the Guarantee signed by SEI Investments Company (the “Guarantor”);

(f)	a certified copy of the constating documents and by-laws of the Guarantor;

(g)	a certified copy of the resolution of the board of directors of the Guarantor relating to the Guarantor’s authority to execute, deliver and perform its obligations under this Agreement and Guarantee and the manner in which and by whom such agreements are to be executed and delivered (Form# 222);

(h)	an incumbency certificate of the Guarantor setting forth specimen signatures of the individuals authorized to execute the Guarantee as of the date of execution hereof

(i)	an opinion of legal counsel to the Guarantor, substantially in the form of Schedule “B”.

(j)	an opinion of legal counsel to the Borrower, substantially in the form of Schedule “C”.

13. REPRESENTATION AND WARRANTIES:

The Borrower represents and warrants to the Bank, which representations and warranties are repeated as of the time of each Borrowing and the time at which each payment of interest or fees is due hereunder, that:

(a)	it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and that it is duly registered or qualified to carry as business in all jurisdictions where the nature of its properties, assets or business makes such registration or qualification necessary or desirable;

(b)	the execution, delivery and performance of the Agreement have been duly authorized by all necessary actions and do not (i) violate any applicable law, regulation or rule by which it is bound, (ii) violate any provision of its constating documents or by-laws, (iii) result in a breach of, or a default under, any agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound or affected or (iv) result in the creation of any encumbrance on any of its properties or assets, except as herein specifically provided;

(c)	the Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms;

(d)	its most recent audited, consolidated financial statements fairly present in conformity with GAAP, the consolidated financial position of the Borrower as of the date thereof and its consolidated results of operations and cash flows for the fiscal year covered thereby, and since the date of such financial statements, there has occurred no material adverse change in the business or financial condition of the Borrower;

(e)	there is no action, litigation or legal proceeding pending or threatened against the Borrower or any of its assets or properties before any court or administrative agency which, if adversely determined, might (i) result in a material adverse change in the financial condition of the Borrower or its business, properties or other assets, or (ii) materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement;

(f)	it is in compliance in all material respects with all Applicable Laws;

(g)	no consent, approval, order, authorization, licence, exemption or designation of or by any governmental or regulatory body or Person is required or advisable in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby on its behalf, and no registration, qualification, designation, declaration or filling with any governmental or regulatory body or Person is necessary or desirable to enable or empower it to perform its obligations under the Agreement, except such as have been made or obtained, which are in full force and effect as of the date hereof;

(h)	it has filed all income tax returns which were required to be filed, paid or made provision for payment of all taxes and Potential Preferred Claims (including interest and penalties) which are due and payable, and provided adequate reserves for payment of any tax, the payment of which is being contested.

The representations and warranties made in this section shall continue in effect until payment and performance of all debts, liabilities and obligations under this Agreement.

14. COVENANTS:

Without affecting or limited the right of the Bank to terminate it’s commitment and demand all Borrowings under the Credit Facility, the Borrower covenants and agrees with the Bank, while this Agreement is in effect or any Borrowings are outstanding:

(a)	to advise the Bank of any change of ownership of the borrower, at least 60 calendar days before the said change is to take effect.

(b)	to provide the Bank with the following:

(i)	annual audited financial statements of the Borrower, within 60 days of the Borrower’s fiscal year-end;

(ii)	Quarterly unaudited financial statements of the Guarantor, within 30 days of the end of each fiscal quarter;

(iii)	annual audited financial statements of the Guarantor, within 60 days of the guarantor’s fiscal year-end.

15. INDEMNITIES:

The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers and employees harmless from and against any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, expenses and liabilities of any nature whatsoever (including reasonable legal fees on a solicitor and client basis) which are sustained or incurred as a consequence of:

(a)	any breach by the Borrower under any of the provisions of this Agreement or in any document or instrument delivered in connection herewith;

(b)	the Bank acting upon instructions given or agreements made over the telephone or by electronic transmission of any type (either relating only to the Borrower and the Bank or involving crediting the accounts of third parties) with Persons reasonably believed by the Bank to have been acting on the Borrower’s behalf.

It is the intention of the Borrower and the Bank that the provisions of this section shall supersede any other provisions in this Agreement which in any way limit the liability of the Borrower, and that the Borrower shall be liable for any obligations arising under this section even if the amount of the liability incurred exceeds the amount of the Borrowings. The obligations of the Borrower arising under this section are absolute and unconditional and shall not be affected by any act, omission, or circumstance whatsoever, whether or not occasioned by the fault of the Bank except in respect of gross negligence or wilful misconduct by the Bank. This section shall survive the repayment of the Borrowings and shall survive the transfer of any or all right, title and interest in and to the Borrower’s property by the Borrower to any party, whether or not affiliated with the Borrower.

16. SUCCESSORS AND ASSIGNS:

This Agreement shall be binding upon and ensure to the benefit of the Bank and the Borrower and their respective successors and permitted assigns. The Borrower cannot assign or transfer all or any of its rights and obligations hereunder without the prior written consent of the Bank.

17. MISCELLANEOUS:

(a)	Expenses. The Borrower shall pay the reasonable fees (including, without limitation, all documentation fees charged by the Bank for use of its internal legal counsel) and expenses incurred by the Bank in connection with the operation of the Credit Facility including the enforcement of the Bank’s rights hereunder and under the Security Documents or any other document delivered pursuant to this Agreement, whether or not any amounts are advanced hereunder.

(b)	Limit on Rate of Interest. The Borrower shall not be obligated to pay any interest under or in connection with this Agreement to the extent such interest exceeds the effective annual rate of interest on the credit advanced hereunder that would be lawfully permitted under the Criminal Code. For purposes of this section, “interest” and “credit advanced” have the meanings ascribed to such terms in the Criminal Code and the “effective annual rate of interest” shall be calculated in accordance with generally accepted actuarial practices and principles.

(c)	Judgement Currency. If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgement Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Bank would, on the relevant date, be prepared to sell similar amount of such currency in Toronto foreign exchange markets, against Judgment Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as they may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the Amount due under this Agreement in such other currency together with interest at RBP and expenses (including reasonable legal fees on a solicitor client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

(d)	Notices. Any notice or demand hereunder shall be given in writing by telecopier or letter, in each case addressed to an officer of the receiving party. A telecopier communication shall be deemed received on the date of transmission provided such transmission is received prior to 5.00 p.m. on a day on which the receiving party’s office is open for normal business, and otherwise on the next such day. A letter shall be deemed received when hand-delivered to the receiving party, at the address shown herein or at such other address as the receiving party may notify the other from time to time. Each party shall be bound by any notice given hereunder and entitled to act in accordance therewith, unless otherwise agreed. The addresses of the parties for the purpose hereof shall be:

as to the Borrower:	SEI Investments Canada Company 70 York Street Suite 1600 Toronto, Ontario M5J 1S9

	Attention:	Mr. George A. Butcher

	Telecopier:	(416) 368-6288

as to the Bank:	Royal Bank of Canada RBC Global Services Business Risk Management 11th Floor, South Tower Royal Bank Plaza 200 Bay Street Toronto, Ontario M5J 2J5

	Attention:	Manager, Credit

	Telecopier:	(416) 974-8668

or such other address for delivery as each party from time to time may notify the other as aforesaid.

(d)	Set Off. The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) to which the Borrower is then beneficially entitled on any account (in any currency) at any branch or office of the Bank in or towards satisfaction of the obligations and liabilities of the Borrower due to the Bank under this Agreement. For that propose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

(e)	Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement of consent to any departure by the Borrower from any provision of this Agreement will in any event be effective unless it is in writing signed by the Borrower and the Bank, and then the amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given by the Bank. No failure to exercise and no delay in exercising on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

(f)	Further Assurances. The Borrower shall from time to time promptly upon the request of the Bank take such action and execute and deliver such further documents, as shall be reasonably required in order to fully perform the terms of, and to carry out the intention of, this Agreement.

(g)	Severability. If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions hereof.

(h)	Governing Law and Submission to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

(i)	Whole Agreement. This Agreement and any agreements delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Credit Facility, and cancel and supersede any prior written or verbal agreements including undertakings, declarations or representations made with respect thereto.

(j)	Time. Time shall be of the essence in all provisions of this Agreement.

(k)	Effective Date. Except as otherwise provided in this Agreement, the date on which this Agreement becomes effective is the date appearing on the first page hereof.

Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly, ROYAL BANK OF CANADA

By:	/s/ Miko Niasim
Name/Title:	Manager, Credit

By:
Name/Title:

We acknowledge and accept the terms and conditions of this Agreement on the 21st day of October, 2003 which acceptance is effective as of the date first above written.

SEI INVESTMENTS CANADA COMPANY

By:	/s/ G. A. Butcher
Name/Title:	G. A. Butcher, Vice President, CFO
(seal)

By:
Name/Title: